Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/08/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES RISE 3.1% IN MAY

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 3.1% in May.  Performance by segment was as follows:

•	U.S. up 2.4%
•	Europe up 2.3%
•	Asia/Pacific, Middle East and Africa up 4.3%

    “McDonald’s ability to connect with consumers and deliver the menu choices, everyday affordability and experience that is in tune with today’s lifestyles has been the cornerstone of our ongoing sales momentum,” said McDonald’s Chief Executive Officer Jim Skinner.  “The modernization of our restaurants, coupled with menu innovation and enhanced accessibility of our Brand continues to deliver the unique McDonald’s experience that is resonating with our customers around the world.”
    U.S. comparable sales increased 2.4% for the month.  The national launch of Frozen Strawberry Lemonade, the popularity of Fruit & Maple Oatmeal and the continued demand for McDonald’s signature beverage and core offerings were key contributors for the month.
    In Europe, May comparable sales increased 2.3% driven by strong performance in France, Russia and the U.K., partially offset by Germany.  Key contributors to Europe’s May results included premium  menu offerings such as McWraps and the 1955 burger, limited-time food events like the U.K.’s Great Tastes of America campaign, and the ongoing benefit of modernized locations that are differentiating the McDonald’s experience.
    Comparable sales rose 4.3% in Asia/Pacific, Middle East and Africa led by performance in China and many other markets.  Compelling breakfast and lunch value offerings, convenience initiatives such as drive-thru, delivery and extended operating hours, and unique promotional tie-ins were the leading sales drivers for the segment in May.

    Systemwide sales for the month increased 12.0%, or 4.7% in constant currencies.  Separately, currency translation is now expected to benefit second quarter earnings per share by $0.09 to $0.10 as a result of recent strengthening of foreign currencies.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended May 31,	2011	2010	Reported	Currency
McDonald's Corporation	3.1	4.8	12.0	4.7
Major Segments:
U.S.	2.4	3.4	3.2	3.2
Europe	2.3	5.7	19.0	4.8
APMEA*	4.3	3.8	19.0	6.5

Year-To-Date May 31,
McDonald's Corporation	4.4	4.5	9.8	5.8
Major Segments:
U.S.	3.1	2.4	3.7	3.7
Europe	5.2	5.4	12.6	7.7
APMEA*	4.1	5.0	14.6	5.1
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In May 2011, this calendar shift/trading day adjustment consisted of one less Saturday and one more Tuesday compared with May 2010. The resulting adjustment varied by area of the world, ranging from approximately -1.5% to -0.5%. In addition, the timing of holidays can impact comparable sales.

Upcoming Communications
    McDonald’s tentatively plans to release second quarter results before the market opens on July 22, 2011 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s is the world’s leading global foodservice retailer with more than 32,000 locations serving approximately 64 million customers in 117 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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